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                                                                    Exhibit 23.2


          CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC
                               ACCOUNTANTING FIRM


We have issued our reports dated March 26, 2004 accompanying the consolidated financial statements of StemCells, Inc. and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/  Grant Thornton LLP

San Francisco, California
July 13, 2004